EXHIBIT 99.2

HENRY C. LO

July 10, 2006

Kenneth J. Upcraft
Chief Executive Officer
friendlyway Corporation
7222 Commerce Center Drive
Suite 240
Colorado Springs, CO 80919

Dear Ken:

Please accept this letter as my formal notice of resignation as Chief Financial Officer of friendlyway Corporation. I believe this position should be based out of the corporate office in Colorado Springs as it would be more effective for you and the Company going forward. The associations I've made during my employment at friendlyway will truly be memorable for years to come.

During the past 2 months I believe I have provided sufficient transition support and will be happy to continue to assist if you so desire.

Thank you very much.

Sincerely,

/s/ Henry C. Lo

Henry C. Lo

cc: David Lott (Chairman of the Board of Directors)